Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of Rafex Gold Corp., a Wyoming corporation (the “Company,” “we,” “our” or “us”). The Company’s common stock is not currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon the effectiveness of the Registration Statement of which this Exhibit is a part, the Company’s common stock will be registered under Section 12 of the Exchange Act pursuant to Section 12(b) or 12(g), as applicable.

This description is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles”), and our Bylaws, as amended (the “Bylaws”), which are incorporated by reference as exhibits to the Registration Statement of which this Exhibit is a part, and by applicable law, including the Wyoming Business Corporation Act (the “WBCA”). For purposes of this description, references to “Rafex Gold,” “we,” “our” and “us” refer only to the Company and not to its subsidiaries.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share. As of the date hereof, 63,711,675 shares of our common stock are issued and outstanding.

Our common stock is listed on the OTC Markets ID listing service under the trading symbol “RAFX.”

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders constitutes the quorum necessary for the consideration of the matter at a stockholders’ meeting.

Except as otherwise required by law or our Articles, (i) at all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect such directors; (ii) any other action taken by stockholders is valid and binding upon the Company if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, at a meeting at which a quorum is present; and (iii) broker non-votes and abstentions are considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee.

In all elections for directors, every holder of common stock has the right to vote in person or by proxy, the number of shares owned by such holder, for as many persons as there are directors to be elected, or to cumulate such shares and to give one candidate as many votes equal to the number of directors multiplied by the number of his, her or its shares of stock or to distribute them on the same principle among as many candidates as he, she or it desires.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (the “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of any outstanding series of preferred stock, if any.

Liquidation and Dissolution Rights

Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and any holders of preferred stock, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock.

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Other Rights

Holders of our common stock have no preemptive rights to subscribe for any of our securities, and no shares of our common stock are subject to redemption, conversion rights, sinking fund provisions or redemption provisions.

Fully Paid and Nonassessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Consideration for Shares

Shares of common stock may be issued for such consideration and on such terms as determined by the Board, without stockholder approval.

Anti-Takeover Effects of Our Articles and Wyoming Law

Our Articles provide for the issuance of up to an unlimited number of shares of common stock. Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our Board has the authority to issue additional shares. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

The WBCA contains certain provisions that may have an anti-takeover effect, including provisions that could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company Inc.

Preferred Stock

We have 5,000,000 authorized preferred stock of which we have 1,000,000 designated as Series A preferred stock and 100,000 shares of Series A preferred stock issued and outstanding as of the date of this summary.

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